EXHIBIT 10.1

SECOND AMENDMENT

TO THE

RESTATED AND AMENDED

ZIONS BANCORPORATION PENSION PLAN

This Second Amendment to the restated and amended Zions Bancorporation Pension Plan (the “Plan”) is made and entered into this 4th day of September, 2003, by Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has heretofore entered into the Plan effective January 1, 1968, which Plan has been most recently restated in its entirety effective January 1, 2001, and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part, and

WHEREAS, the Employer now desires to amend the Plan for the purpose of maintaining the qualified status of the Plan pursuant to a favorable determination letter issued by the Internal Revenue Service on February 20, 2003, which letter conditioned acceptance of certain amendments submitted to the Internal Revenue Service by counsel for the Employer on an approval basis.

NOW THEREFORE, in consideration of the foregoing premises and mutual covenants herein contained, the Employer adopts the following amendments to the Plan as follows (amended language is marked in bold italics):

1.    Section 1.4(a) is amended to read as follows:

1.4	Actuarial Equivalence or Actuarial Equivalent

Actuarial Equivalence or Actuarial Equivalent means equality in value of the aggregate amounts expected to be received under different forms of payment computed on the following bases:

(a)	For purposes of determining (i) the monthly annuity benefits under Sections 4.2, 4.5, 5.3(b) and 8.2, and (ii) the value of lump sum payments under Sections 5.7(d) 5.8 and 5.12(b), Actuarial Equivalence will be calculated in accordance with Appendix II.

2.    Section 1.20 is amended to read as follows:

1.20	Eligible Employee

Subject to the exclusions stated in the following paragraph, Eligible Employee means an Employee of the Company.

“Eligible Employee” does not include: (a) an Employee of an Affiliate or Subsidiary that is not a Company that has adopted the Plan and is participating in the Plan; (b) an Employee who is covered under a collective bargaining agreement where retirement benefits were the subject of good faith bargaining which does not provide for retirement benefits under this Plan; (c) a person who performs services for a Company but is compensated for such services by means of the payroll of a third party employee leasing organization; (d) any “leased employee,” or (e) a person who is not treated by the Participating Company as an employee for payroll tax purposes, whether or not such person is subsequently determined by a government agency, by the conclusion or settlement of threatened or pending litigation, or otherwise to be (or to have been) a common law employee of the Company. “Leased employee” shall mean, effective January 1, 1997, any person who, pursuant to an agreement between the Company and any other person or organization (leasing organization), has performed services for the Company (or for any Affiliate or Subsidiary of the Company) and such services are performed under the primary direction or control of the Company, Affiliate or Subsidiary. In the event of any determination by any court, governmental agency or other party that a person excluded under clause “(c),” “(d)” or “(e)” should be treated as a common-law employee of the Company for payroll tax purposes, the individual shall not be treated as an Eligible Employee unless and until the date on which the individual is first recharacterized as an Employee for payroll tax purposes on the payroll system of the Company, and not as of any retroactive effective date of such recharacterization.

3.    Section 1.50 is amended add a new sub-section (j) to read as follows:

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(j)	Effective January 1, 1997, any individual who was a leased employee (as defined in Section 1.20) and who subsequently becomes an Eligible Employee shall be credited with all years of service as a leased employee for purposes of determining Years of Vesting Service.

4.    Section 2.1(c) is amended to read as follows:

(c)	Effective April 1, 1997, in the case of an Employee who has a period of employment as an Employee or leased employee (as defined in Section 1.20) of an Affiliate or Subsidiary during which he or she is not an Eligible Employee (either because of the individual’s employment status or because the employing company is not a participating Company), which is followed (without a Break in Service) by a transition to Eligible Employee status (either because of a change of individual employment status or because the employing company has become a participating Company in this Plan), then the Employee’s Hours of Service prior to becoming an Eligible Employee shall be credited toward meeting the eligibility service requirement of subsection (b) above, and the Eligible Employee will become an Active Participant on the first day of the month coinciding with or next following the later of the dates referred to in clause (1) and (2) of subsection (b) above.

5.    This Second Amendment shall be effective for Plan Years commencing on or after January 1, 1997, unless another effective date is specified herein.

6.    In all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, the Zions Bancorporation Benefits Committee, for and on behalf of the Employer, has caused this Second Amendment to the Plan to be duly executed as of the date and year first above written.

ZIONS BANCORPORATION BENEFITS COMMITTEE

By:	/S/ DIANA M. ANDERSEN
Diana M. Andersen Vice President

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